Exhibit 10.5

INSTRUMENT OF GRANT - RETENTION RESTRICTED SHARE UNITS

Unitholder:
Date of Grant:
Number of Units:

Valeant Pharmaceuticals International, Inc. (the “Company”) hereby grants to the Unitholder named above (the “Unitholder”), the number of restricted share units (the “Units”) of the Company set forth above, in accordance with and subject to the terms, conditions and restrictions of this unit award agreement (the “Unit Agreement”), together with the provisions of the Company's 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

1.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Unit Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.
One-third (1/3) of the Units will vest on August 17, 2017, one-third (1/3) of the Units will vest on August 17, 2018 and one-third (1/3) of the Units will vest on August 17, 2019 (each a “Vesting Date”), provided that the Unitholder remains employed with the Company until the Vesting Date. Notwithstanding the preceding sentence or any other provisions of the Plan to the contrary, in the event that, prior to the Vesting Date, the Unitholder’s employment is terminated by the Company without Cause (as defined in his employment agreement dated as of March 23, 2017 (the “Employment Agreement”), or by him for Good Reason (as defined in the Employment Agreement) or upon the expiration of the term of Unitholder’s employment upon a notice of non-renewal submitted by the Company, one-hundred percent (100%) of the Units will vest on the date the Unitholder is terminated, subject to his delivery of and failure to revoke a signed release in accordance with the terms of his Employment Agreement.

3.
On, or as soon as practicable following, but in any event no later than March 15 of the year following, the date that the Units vest in accordance with Section 2 of this Unit Agreement, the Unitholder shall be entitled to receive, in accordance with Sections 7(c)(v) and 7(c)(vi) of the Plan, a number of Common Shares equal to the number of Units set forth above.

4.
Except as provided in Section 2 of this Unit Agreement, in the event that the Unitholder's employment terminates for any reason prior to the Vesting Date, any unvested Units shall terminate as of the date the Unitholder is terminated.

5.
No fractional Common Shares will be issued or provided on the vesting of the Units granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable or to be provided on the vesting of the Units granted hereunder pursuant to the Plan, the Unitholder would be entitled to receive a fractional Common Share, the Unitholder has the right to acquire only the full number of Common Shares so adjusted and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

6.
Nothing in the Plan or in this Unit Agreement will affect the Company’s right to terminate the employment of, term of office of, or consulting agreement or arrangement with the Unitholder at any time for any reason whatsoever.

7.
All notices to the Company relating to the Units must be delivered personally or delivered by prepaid registered mail and, if delivered personally or by prepaid registered mail, must be addressed to Corporate Human Resources, or, if explicitly permitted by the Company, delivered or made available electronically via the electronic system designated by the Company. All notices to the Unitholder relating to the Units will be either delivered or made available electronically via the electronic system designated by the Company (currently Fidelity) or addressed to the principal address of the Unitholder on file with the Company. Either the Company or the Unitholder may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered or made available electronically, on the date of delivery or on the date made available electronically, as the case may be, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Unitholder or the Company is not binding on the recipient thereof until received.

8.
When the issuance of Common Shares on the vesting of the Units may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to issue or provide such Common Shares for so long as such conflict or inconsistency remains outstanding.

9.
The Units granted pursuant to this Unit Agreement may only be held by the Unitholder personally and no assignment or transfer of the Units, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Units whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Units granted hereunder will terminate and be of no further force or effect. Complete details of this restriction are set out in the Plan.

10.	The Unitholder hereby agrees that:

(a)
any rule, regulation or determination, including the interpretation, by the Board or appropriate committees of the Board of the Plan, the Units granted hereunder and the vesting thereof, is final and conclusive for all purposes and binding on all persons including the Company and the Unitholder; and

(b)	the grant of the Units does not affect in any way the right of the Company to terminate the employment or service of the Unitholder.

11.
The bookkeeping account maintained for the Units granted pursuant to this Unit Agreement shall, until the vesting dates or termination and cancellation or forfeiture of the Units pursuant to the terms of the Plan, be allocated additional Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Units shall have the same vesting dates and vest in accordance with the same terms as the Units granted under this Unit Agreement.

12.	This Unit Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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